EXHIBIT 4.b

                    SECURITY BENEFIT LIFE INSURANCE COMPANY

                  A MUTUAL COMPANY/FOUNDED IN 1892/TOPEKA, KS

              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

THE COMPANY'S PROMISE

In consideration for the Purchase Payments and the attached application, Security Benefit Life Insurance Company (the "Company") will pay the benefits of this Contract according to its provisions.

LEGAL CONTRACT

PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between the Owner and the Company. The Contract's table of contents is on page 2.

FREE LOOK PERIOD-RIGHT TO CANCEL

IF FOR ANY REASON THE OWNER IS NOT SATISFIED WITH THIS CONTRACT, HE OR SHE MAY RETURN IT TO THE COMPANY WITHIN 10 DAYS FROM THE DATE OF RECEIPT. IT MAY BE RETURNED BY DELIVERING OR MAILING IT TO THE COMPANY. IF RETURNED, THIS CONTRACT SHALL BE DEEMED VOID FROM THE CONTRACT DATE. THE COMPANY WILL REFUND ANY PURCHASE PAYMENTS MADE AND ALLOCATED TO THE FIXED ACCOUNT AND WILL REFUND SEPARATE ACCOUNT CONTRACT VALUE AS OF THE DATE THE RETURNED POLICY IS RECEIVED BY THE COMPANY.

Signed for Security Benefit Life Insurance Company on the Contract Date.

              ROGER K. VIOLA                   HOWARD R. FRICKE
                Secretary                         President

                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a  FLEXIBLE  PREMIUM  DEFERRED VARIABLE ANNUITY CONTRACT.

   * Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract.

   * A Death Benefit may be paid prior to the Annuity Start Date according to the Contract provisions.

   * Annuity Payments begin on the Annuity Start Date using the method specified in this Contract.

   *This Contract is Participating.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO GUARANTEED MINIMUM PAYMENTS OR CASH VALUES. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)

                                   [SBL LOGO]
                    SECURITY BENEFIT LIFE INSURANCE COMPANY
              A Member of The Security Benefit Group of Companies
                 700 SW Harrison Street, Topeka, KS 66636-0001
                                 1-800-888-2461
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                               TABLE OF CONTENTS
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                                                                          Page

CONTRACT SPECIFICATIONS ..............................................         3
DEFINITIONS ..........................................................       4-6
GENERAL PROVISIONS ...................................................       7,8
  The Contract .......................................................         7
  Compliance .........................................................         7
  Misstatement of Age ................................................         7
  Evidence of Survival ...............................................         7
  Incontestability ...................................................         7
  Assignment .........................................................         7
  Transfers ..........................................................         8
  Claims of Creditors ................................................         8
  Nonforfeiture Values ...............................................         8
  Participation ......................................................         8
  Statements .........................................................         8

OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS ......................         9
  Ownership ..........................................................         9
  Joint Ownership ....................................................         9
  Annuitant ..........................................................         9
  Primary and Secondary Beneficiaries ................................         9
  Ownership and Beneficiary Changes ..................................         9

PURCHASE PAYMENT PROVISIONS ..........................................     9, 10
  Flexible Purchase Payments .........................................         9
  Purchase Payment Limitations .......................................         9
  Purchase Payment Allocation ........................................        10
  Place of Payment ...................................................        10

CONTRACT VALUE AND EXPENSE PROVISIONS ................................     10-12
  Contract Value .....................................................        10
  Fixed Account Contract Value .......................................        10
  Fixed Account Interest Crediting ...................................        10
  Separate Account Contract Value ....................................        11
  Accumulation Unit Value ............................................        11
  Net Investment Factor ..............................................        11
  Determining Accumulation Units .....................................        11
  Mortality and Expense Risk Charge ..................................        12
  Premium Tax Expense ................................................        12
  Administration Charge ..............................................        12
  Mutual Fund Expenses ...............................................        12

WITHDRAWAL PROVISIONS ................................................     12-14
  Withdrawals ........................................................        12
  Withdrawal Value ...................................................        12
  Withdrawal Charges .................................................        13
  Free Withdrawals ...................................................        13
  Systematic Withdrawals .............................................        13
  Free Systematic Withdrawals ........................................        13
  Date of Request ....................................................        13
  Payment of Withdrawal Benefits .....................................        14

DEATH BENEFIT PROVISIONS .............................................    14, 15
  Death Benefit ......................................................    14, 15
  Proof of Death .....................................................        15
  Distribution Rules .................................................        15

ANNUITY PAYMENT PROVISIONS ...........................................     15-18
  Annuity Start Date .................................................        15
  Change of Annuity Start Date .......................................        16
  Annuity Start Amount ...............................................        16
  Withdrawal Charges .................................................        16
  Annuity Tables .....................................................        16
  Annuity Payments ...................................................        16
  Change of Annuity Option ...........................................        16
  Fixed Annuity Payments .............................................        17
  Variable Annuity Payments ..........................................        17
  Annuity Units ......................................................        17
  Net Investment Factor ..............................................        17
  Alternate Annuity Option Rates .....................................        17
  Annuity Options ....................................................        18

ANNUITY TABLES .......................................................    19, 20

AMENDMENTS OR ENDORSEMENTS, IF ANY
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DEFINITIONS (Continued)
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SEPARATE ACCOUNT

Variable Annuity Account VIII (the "Separate Account") is a separate account established and maintained by the Company under Kansas law. The Separate Account is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a Unit Investment Trust. It was established by the Company to support variable annuity contracts. The Company owns the assets of the Separate Account and maintains them apart from the assets of its general account and its other separate accounts. The assets held in the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account may not be charged with liabilities arising from any other business the Company may conduct.

Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to the income, gains or losses from the Company's general account or its other separate accounts. The Separate Account is divided into Subaccounts shown on page 3. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount without regard to income, gains or losses in the other Subaccounts. The Company has the right to transfer to its general account any assets of the Separate Account that are in excess of the reserves and other Contract liabilities with respect to the Separate Account. The value of the assets in the Separate Account on each Valuation Date are determined at the end of each Valuation Date.

SUBACCOUNT NET ASSET VALUE

The Subaccount Net Asset Value is equal to: 1) the net asset value of all shares of the underlying mutual fund held by the Subaccount; plus 2) any cash or other assets; less 3) all liabilities of the Subaccount.

SUBACCOUNTS

The Separate Account is divided into Subaccounts which invest in shares of mutual funds. Each Subaccount may invest its assets in a separate class or series of a designated mutual fund or funds. The Subaccounts are shown on page
3. Subject to the regulatory requirements then in force, the Company reserves the right to:

  1. change or add designated mutual fund or other investment vehicles.

  2. add, remove or combine Subaccounts.

  3. add, delete or make substitutions for securities that are held or purchased by the Separate Account or any Subaccount.

  4. operate the Separate Account as a management investment company.

  5. combine the assets of the Separate Account with other Separate Accounts of the Company or an affiliate thereof.

  6. restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and

  7. terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a Subaccount, the Company will notify the Owner of the change. The Company will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

VALUATION DATE
A Valuation Date is each day the New York Stock Exchange and the Company's Home Office are open for business.

VALUATION PERIOD
A Valuation Period is the interval of time from one Valuation Date to the next Valuation Date.
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GENERAL PROVISIONS
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THE CONTRACT

The entire Contract between the Owner and the Company consists of this Contract, the attached Application, and any Amendments, Endorsements or Riders to the Contract. All statements made in the Application will, in the absence of fraud, as ruled by a court of competent jurisdiction, be deemed representations and not warranties. The Company will use no statement made by or on behalf of the Owner or the Annuitant to void this Contract unless it is in the written Application. Any change in the Contract can be made only with the written consent of the President, a Vice President, or the Secretary of the Company.

The Purchase Payment(s) and the Application must be acceptable to the Company under its rules and practices. If they are not, the Company's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

The Company reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal Revenue Code or the laws of any state. The Company will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the Contract is delivered.

MISSTATEMENT  OF AGE

If the age of the Annuitant has been misstated, payments shall be adjusted, when allowed by law, to the amount which would have been provided for the correct age. Proof of the age of an Annuitant may be required at any time, in a form suitable to the Company. If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount due will be deducted from one or more future payments.

EVIDENCE OF SURVIVAL

When any payments under this Contract depend on the payee being alive on a given date, proof that the payee is living may be required by the Company. Such proof must be in a form accepted by the Company, and may be required prior to making the payments.

INCONTESTABILITY

This Contract will not be contested after it has been in force for two years from the Issue Date during the life of the Owner.

ASSIGNMENT

Please refer to page 3 to see if this Contract may be assigned. If it may be assigned, no Assignment under this Contract is binding unless Received by the Company in writing. The Company assumes no responsibility for the validity, legality, or tax status of any Assignment. The Assignment will be subject to any payment made or other action taken by the Company before the Assignment is Received by the Company. Once filed, the rights of the Owner, Annuitant and Beneficiary are subject to the Assignment. Any claim is subject to proof of interest of the assignee.
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ANNUITY PAYMENT PROVISIONS (Continued)
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CHANGE OF ANNUITY START DATE

The Owner may change the Annuity Start Date subject to approval by the Company. A request for the change must be made in writing. The written request must be Received by the Company at least 30 days prior to the new Annuity Start Date and 30 days prior to the previous Annuity Start Date.

ANNUITY START AMOUNT

The Annuity Start Amount is applied to one or more of the Annuity Options listed on page 18. The Annuity Start Amount is: (1) the Contract Value on the Annuity Start Date; less (2) any Premium Taxes due or paid by the Company; and (3) Withdrawal Charges, if applicable. Unless otherwise directed by the Owner, Annuity Start Amount derived from Fixed Account Contract Value will be applied to purchase a Fixed Annuity Option; that derived from Separate Account Contract Value will be applied to purchase a Variable Annuity Option.

WITHDRAWAL CHARGES

Withdrawal Charges are not applied to: (1) Annuity payments made under Annuity Options 1-4, 7 and 8; or (2) those made under Annuity Options 5 and 6 that provide for payments over a period of at least 5 years. Withdrawal Charges are applied to annuity payments under Annuity Options 5 and 6 that provide for payments over a period of less than 5 years. Any Withdrawal Charges are applied on the Annuity Start Date to that portion of Contract Value that represents Purchase Payments. See "Withdrawal Provisions" on pages 12-14.

ANNUITY TABLES

Annuity Tables A through C show the guaranteed minimum amount of monthly Annuity Payment per $1,000 of Annuity Start Amount for Annuity Options 1 through 4, 7 and 8 that applies to the first Variable Annuity Payment and to each payment for Fixed Annuity Payments. The amount of each Annuity Payment for Annuity Options 1 through 4 and 8 will depend on the Annuitant's age on the Annuity Start Date.

Tables A and B assume 1900 as the year of birth of the annuitant. To use Tables A and for an Annuitant born after 1900, the actual age is reduced by 0.1 (one-tenth) of a year for each year the year of birth exceeds 1900. For an annuitant with a birth year prior to 1900, the actual age is increased in a like manner. The actual age (in completed months) reduced or increased becomes the "adjusted age of the Annuitant." The guaranteed payout rate is then found by interpolating the Annuitant's adjusted age between the ages shown in Tables A and B. Tables A and B are based on the 1983 Table "A" mortality table and an interest rate of 3.5% per year. On request the Company will furnish the amount of monthly Annuity Payment per $1,000 applied for any ages not shown.

For Annuity Options 5 through 7, annuity rates based on age are not used to calculate annuity payments. Annuity Payments for Options 5 and 6 are computed without reference to the Annuity Tables.

ANNUITY PAYMENTS

The Annuity Option is shown on page 3. The Owner may choose any form of Annuity Option that is allowed by the Company. The Owner may choose an Annuity Option by written request. This request must be Received by the Company at least 30 days prior to the Annuity Start Date. Several Annuity Options are listed on page 18. No Annuity Option can be selected that requires the Company to make periodic payments of less than $100.00. If no Annuity Option is chosen prior to the Annuity Start Date, the Company will use Life with 10-Year Fixed Period Option. Each Annuity Option allows for making Annuity Payments annually, semiannually, quarterly or monthly.

CHANGE OF ANNUITY OPTION

Prior to the Annuity Start Date, the Owner may change the Annuity Option chosen. The Owner must request the change in writing. This request must be Received by the Company at least 30 days prior to the Annuity Start Date.
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ANNUITY PAYMENT PROVISIONS (Continued)
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FIXED ANNUITY PAYMENTS

With respect to Fixed Annuity Payments, the amounts shown on the Tables are the guaranteed minimum for each Annuity Payment for Annuity Options 1 through 4, 7 and 8.

VARIABLE ANNUITY PAYMENTS

With respect to Variable Annuity Payments, the amount shown on the Tables is the guaranteed minimum first Annuity Payment, based on the assumed interest rate of 3.5% for Annuity Options 1 through 4, 7 and 8. The amount of each Annuity Payment after the first for these options is computed by means of Annuity Units.

ANNUITY UNITS

The number of Annuity Units is found by dividing the first Annuity Payment by the Annuity Unit Value for the selected Subaccount on the Annuity Start Date. The number of Annuity Units for the Subaccount then remains constant, unless a Transfer of Annuity Units is made. After the first Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the number of Annuity Units times the Annuity Unit Value for the Subaccount on the due date of the Annuity Payment.

The Annuity Unit Value for each Subaccount was first set at $1.00. The Annuity Unit Value for any subsequent Valuation Date is equal to
(a)  times
(b)  times
(c), where:

(a) is the Annuity Unit Value on the immediately preceding Valuation Date;
(b) is the Net Investment Factor for the Valuation Date;
(c) is a daily factor used to adjust for an assumed interest rate of 3.5% per year used to determine the Annuity Payment amounts. The assumed interest rate is reflected in the Annuity Tables.

NET INVESTMENT FACTOR

The Net Investment Factor for any Subaccount as of the end of any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1. is equal to:

   a. the net asset value per share of the mutual fund held in the Subaccount, found as of the end of the current Valuation Period; plus
   b. the per share amount of any dividend or capital gain distributions paid by the Subaccount's underlying mutual fund that is not included in the net asset value per share; plus or minus
   c. a per share charge or credit for any taxes reserved for, which the Company deems to have resulted from the operation of the Separate Account or the Subaccounts; the operations of the Company with respect to the Contract; or the payment of premium or acquisition costs under the Contract.

2. is the net asset value per share of the Subaccount's underlying mutual fund as of the end of the prior Valuation Period.

3. is a daily factor representing the Mortality and Expense Risk Charge which is deducted from the Separate Account.

Underlying mutual funds may declare dividends on a daily basis and pay such dividends once a month. The Net Investment Factor allows for the monthly reinvestment of these daily dividends. As described above, the gains and losses from each Subaccount are credited or charged against the Subaccount without regard to the gains or losses in the Company or other Subaccounts.

ALTERNATE ANNUITY OPTION RATES

The Company may, at the time of election of an Annuity Option, offer more favorable rates in lieu of the guaranteed rates shown in the Annuity Tables.
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ANNUITY PAYMENT PROVISIONS (Continued)
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ANNUITY OPTIONS

OPTION 1

LIFE OPTION: This option provides payments for the life of the Annuitant. Table A shows some of the guaranteed rates for this option.

OPTION 2

LIFE WITH FIXED PERIOD OPTION: This option provides payments for the life of the Annuitant. A fixed period of 5, 10, 15 or 20 years may be chosen. Payments will be made to the end of this period even if the Annuitant dies prior to the end of the period. If the Annuitant dies before receiving all the payments during the fixed period, the remaining payments will be made to the Designated Beneficiary. Table A shows some of the guaranteed rates for this option.

OPTION 3

LIFE WITH INSTALLMENT OR UNIT REFUND OPTION: This option provides payments for the life of the Annuitant, with a period certain determined by dividing the Annuity Start Amount by the amount of the first payment. A fixed number of payments will be made even if the Annuitant dies. If the Annuitant dies before receiving the fixed number of payments, any remaining payments will be made to the Designated Beneficiary. Table A shows some of the guaranteed rates for this option.

OPTION 4

JOINT AND LAST SURVIVOR OPTION: This option provides payments for the life of the Annuitant and Joint Annuitant. Payments will be made as long as either is living. Table B shows some of the guaranteed rates for this option.

OPTION 5

FIXED PERIOD OPTION: This option provides payments for a fixed number of years between 5 and 20. If the Contract Value is held in the Fixed Account, then the amount of the payments will vary as a result of the interest rate (as adjusted periodically) credited on the Fixed Account. This rate is guaranteed to be no less than the Guaranteed Rate shown on page 3. If the Contract Value is held in the Separate Account, then the amount of the payments will vary as a result of the investment performance of the Subaccounts chosen. If all the Annuitants die before receiving the fixed number of payments, any remaining payments will be made to the Designated Beneficiary.

OPTION 6

FIXED PAYMENT OPTION: This option provides a fixed payment amount. This amount is paid until the amount applied, including daily interest adjustments, is paid. If the Contract Value is held in the Fixed Account, then the number of payments will vary as a result of the interest rate (as adjusted periodically) credited on the Fixed Account. This rate is guaranteed to be no less than the Guaranteed Rate shown on page 3. If the Contract Value is held in the Separate Account, then the number of payments will vary as a result of the investment performance of the Subaccounts chosen. If all the Annuitants die before receiving all the payments, any remaining payments will be made to the Designated Beneficiary.

OPTION 7

PERIOD CERTAIN OPTION: This option provides payments for a fixed period of 5, 10, 15 or 20 years. Payments will be made until the end of this period. If the Annuitant dies prior to the end of the period, the remaining payments will be made to the Designated Beneficiary. Table C shows some of the guaranteed rates for this option.

OPTION 8

JOINT AND CONTINGENT SURVIVOR OPTION: This option provides payments for the life of the primary Annuitant. Payments will be made to the primary Annuitant as long as he or she is living. Upon the death of the primary Annuitant, payments will be made to the contingent Annuitant as long as he or she is living. If the contingent Annuitant is not living upon the death of the primary Annuitant, no payments will be made to the contingent Annuitant. Table B shows some of the guaranteed rates for this option.

                                 ANNUITY TABLES
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                                    TABLE A
                     SETTLEMENT OPTIONS ONE, TWO, AND THREE
       MINIMUM INITIAL MONTHLY INSTALLMENTS PER $1,000 OF AMOUNT APPLIED

                                     Option Two
  Adjusted      Option One      Life with Fixed Period          Option Three
    Age            Life        5       10      15      20           Unit
of Annuitant       Only      Years   Years   Years   Years         Refund
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  UNISEX
    55             4.54       4.53    4.51    4.46    4.38          4.40
    56             4.62       4.61    4.58    4.53    4.44          4.47
    57             4.71       4.70    4.66    4.60    4.51          4.54
    58             4.80       4.79    4.75    4.68    4.57          4.62
    59             4.90       4.88    4.84    4.76    4.64          4.70

    60             5.00       4.99    4.93    4.84    4.70          4.78
    61             5.11       5.09    5.03    4.93    4.77          4.87
    62             5.23       5.21    5.14    5.02    4.84          4.96
    63             5.36       5.33    5.25    5.12    4.91          5.06
    64             5.49       5.46    5.37    5.21    4.98          5.17

    65             5.64       5.60    5.50    5.31    5.05          5.28
    66             5.79       5.75    5.63    5.42    5.12          5.39
    67             5.95       5.91    5.77    5.53    5.19          5.52
    68             6.13       6.08    5.91    5.63    5.25          5.65
    69             6.32       6.26    6.07    5.74    5.32          5.79

    70             6.53       6.46    6.23    5.86    5.37          5.94
    71             6.75       6.67    6.40    5.97    5.43          6.09
    72             6.99       6.89    6.58    6.08    5.48          6.26
    73             7.26       7.13    6.76    6.18    5.52          6.44
    74             7.54       7.39    6.95    6.29    5.57          6.63

    75             7.85       7.67    7.14    6.39    5.60          6.83

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.

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                                    TABLE B
                       SETTLEMENT OPTIONS FOUR
        MINIMUM INITIAL MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

   Adjusted Age of                  Adjusted Age of Male Annuitant
  Female Annuitant        55        60        62        65        70       75
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        55               4.05      4.18      4.23      4.29      4.38     4.44
        60               4.18      4.37      4.45      4.55      4.70     4.81
        62               4.23      4.45      4.53      4.65      4.84     4.98
        65               4.29      4.55      4.65      4.81      5.05     5.26
        70               4.38      4.70      4.84      5.05      5.43     5.77
        75               4.44      4.81      4.98      5.26      5.77     6.32

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by
11.812854 5.9572233, and 2.9914201 respectively.

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                                    TABLE C
                            SETTLEMENT OPTION SEVEN
        MINIMUM INITIAL MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

                                 PERIOD CERTAIN

    5 YEARS              10 YEARS              15 YEARS             20 YEARS
--------------------------------------------------------------------------------
     18.11                 9.83                  7.1                  5.75

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.

                     A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

* Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract.

* A Death Benefit may be paid prior to the Annuity Start Date according to the Contract provisions.

* Annuity Payments begin on the Annuity Start Date using the method as specified in this Contract.

*  This Contract is Participating.


ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO GUARANTEED MINIMUM PAYMENTS OR CASH VALUES. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)



                                  [SBL LOGO]
                    SECURITY BENEFIT LIFE INSURANCE COMPANY
              A Member of The Security Benefit Group of Companies
                 700 SW Harrison Street, Topeka, KS 66636-0001
                                 1-800-888-2461